Exhibit 99.1

For Immediate Release
August 4, 2022

NW Natural Holdings Reports Second Quarter 2022 Results
PORTLAND, ORE. — Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), reported financial results and highlights including:
•Reported net income of $1.7 million ($0.05 per share) for the second quarter of 2022, compared to a net loss of $0.7 million ($0.02 per share) for the same period in 2021
•Earned net income of $58.0 million ($1.77 per share) for the first six months of 2022, compared to earnings of $58.8 million ($1.92 per share) for the same period in 2021
•Earnings per share in 2022 was affected by a 2.9 million common share issuance on April 1, 2022
•Added nearly 10,200 natural gas meters in the last 12 months for a growth rate of 1.3% as of June 30, 2022
•Filed multi-party settlements in the Oregon general rate case
•Began approval process with the Public Utility Commission of Oregon (OPUC) for a one megawatt hydrogen project
•Reaffirmed 2022 earnings guidance in the range of $2.45 to $2.65 per share and our long-term earnings per share growth rate target of 4% to 6%

"The Company continues to perform well and serve customers safely and reliably this quarter," said David H. Anderson, president and CEO of NW Natural Holdings. "Paving the way to incorporate low-carbon energy resources into its system, NW Natural initiated the approval process with the Oregon Commission in July to develop its clean hydrogen production facility — a first-of-its-kind in Oregon. We're making progress on behalf of our customers and stakeholders as we execute on the decarbonization and growth opportunities in front of us."

For the second quarter of 2022, net income increased $2.4 million to net income of $1.7 million (or $0.05 per share), compared to a net loss of $0.7 million (or $0.02 per share) for the same period in 2021. Results reflected higher margin from customer growth and new rates in Washington for our natural gas utility and lower pension expense, partially offset by higher operations and maintenance expenses.

Year-to-date net income decreased $0.8 million to $58.0 million (or $1.77 per share), compared to $58.8 million (or $1.92 per share) for the same period in 2021. Results reflected customer growth and new rates in Washington for our natural gas utility and lower pension expense, offset by higher operations and maintenance expenses. Net income from our other activities decreased primarily due to lower asset management revenues related to a severe winter storm in February 2021. Earnings per share was affected by a 2.9 million common share issuance on April 1, 2022.

KEY EVENTS AND INITIATIVES

Settlements Reached in Oregon General Rate Case for NW Natural
On Dec. 17, 2021, NW Natural filed a request for a general rate increase with the Public Utility Commission of Oregon (OPUC). The original filing included a requested $73.5 million annual revenue requirement increase and an increase in average rate base of $294 million to support long-planned investments related to safety, reliability, and information technology upgrades.

On May 31, 2022, NW Natural, the OPUC staff, the Oregon Citizens’ Utility Board (CUB), the Alliance of Western Energy Consumers (AWEC), and the Small Business Utility Advocates (SBUA) filed a settlement with the OPUC regarding the majority of revenue requirement items in the case. Under the settlement, NW Natural's revenue requirement would increase $62.7 million. The settlement included a capital structure of 50% common equity and 50% long-term debt, return on equity of 9.4%, cost of capital of 6.836%, and rate base of $1.77 billion, or an increase of $337 million since the last rate case. The settlement is subject to review and approval by the OPUC.

On June 29, 2022, NW Natural, the OPUC staff, the Oregon CUB, AWEC, and the Coalition of Communities of Color, Climate Solutions, Verde, Columbia Riverkeeper, Oregon Environmental Council, Community Energy Project, and Sierra Club (Coalition) filed a second settlement with the OPUC addressing the following items: providing information on the decoupling calculation for new customers, foregoing deposits for new residential customers, updating the Oregon low-income energy efficiency program, and recovery of the COVID-19 deferral over the next two years beginning Nov. 1, 2022. The June settlement did not change the revenue requirement reached in the first settlement. Both settlements are subject to review and approval by the OPUC.

The remaining items in the rate case are as follows: the capital allowance provided for each new customer to connect to the system, the cost recovery and rate spread of the Lexington RNG facility, and the automatic adjustment clause for RNG investments, which allows the cost of the RNG facility to be included in rates outside a rate case.

New rates in Oregon are expected to take effect Nov. 1, 2022.

Gas Utility Submits Clean Hydrogen Project Application
In July, NW Natural filed to open a docket with the OPUC seeking approval for a one megawatt (MW) power-to-gas facility. The facility is designed to produce clean hydrogen by leveraging Eugene Water & Electric Board's (EWEB's) power generated from hydro, wind, and nuclear energy. The project is intended to be installed on EWEB's Eugene campus and generate up to 4,300 MMBtu of clean hydrogen annually to blend into NW Natural's system at up to 5% for the initial phase and up to 10% over time at this facility.

The primary objective for the project is to use NW Natural’s tight system, one of the most modern in the U.S., to begin the planning for hydrogen integration to support the Company’s decarbonization goals. The project can also provide hands-on experience in the generation, distribution and storage of low-carbon energy sources across increasingly interdependent gas and electric grids.

The project is being filed for OPUC approval under Senate Bill 844. This Bill is unique to Oregon and designed to support gas utility projects that reduce greenhouse gas emissions that would not otherwise be undertaken in the normal course of business.

This project filing follows two years of 5% hydrogen blend tests successfully completed at NW Natural’s Sherwood, Oregon operating facility.

Water and Wastewater Utilities
In May 2022, NW Natural Water signed two purchase agreements for water utilities, representing approximately 1,400 connections in Washington near its existing Cascadia Water utilities. The acquisitions received approval by the Washington Utilities and Transportation Commission in July 2022 and are expected to close in August 2022. In addition, NW Natural Water closed the purchase of a water and wastewater utility, representing approximately 150 connections in Texas.

In December 2021, NW Natural Water agreed to purchase the water and wastewater utilities of Far West Water & Sewer, Inc. located in Yuma, Arizona. In March 2022, we filed our acquisition application with the Arizona Corporation Commission and in June 2022 Arizona staff recommended approval of the Far West acquisition. The docket is currently awaiting Commission review, which is expected in August or early September.

When all pending acquisitions close, NW Natural Water will serve over 150,000 people through approximately 61,000 connections in five states.

SECOND QUARTER RESULTS
The following financial comparisons are for the second quarter of 2022 and 2021 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted.

NW Natural Holdings' second quarter results are summarized by business segment in the table below:

	Three Months Ended June 30,
	2022		2021		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss):
Natural Gas Distribution segment	$157	$—	$(1,381)	$(0.05)	$1,538	$0.05
Other	1,558	0.05	657	0.03	901	0.02
Consolidated	$1,715	$0.05	$(724)	$(0.02)	$2,439	$0.07

Diluted Shares		34,352		30,664		3,688

Natural Gas Distribution Segment
Natural gas distribution segment net income increased $1.5 million (or $0.05 per share) primarily reflecting higher margin and lower pension expense, partially offset by higher operations and maintenance expense.

Margin increased $2.3 million reflecting customer growth and new rates in Washington, which collectively contributed $1.7 million. In addition, higher usage from colder weather contributed $0.6 million, net of the loss from the Oregon gas cost incentive sharing mechanism.

Operations and maintenance expense increased $3.0 million as a result of higher expenses mainly from contractor labor for safety and reliability projects, professional service fees, and information technology costs.

Other income, net reflected a benefit of $2.1 million primarily from lower pension expense.

Other
Other net income increased $0.9 million (or $0.02 per share) reflecting $0.6 million higher net income from NW Natural's other activities driven by increased asset management revenues. In addition, NW Natural Holding's other businesses reported higher net income of $0.3 million primarily from lower business development costs.

YEAR-TO-DATE RESULTS
The following financial comparisons are for the first six months of 2022 and 2021 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted.

NW Natural Holdings' year-to-date results are summarized by business segment in the table below:

	Six Months Ended June 30,
	2022		2021		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income:
Natural Gas Distribution segment	$55,547	$1.70	$52,544	$1.71	$3,003	$(0.01)
Other	2,407	0.07	6,249	0.21	(3,842)	(0.14)
Consolidated	$57,954	$1.77	$58,793	$1.92	$(839)	$(0.15)

Diluted Shares		32,805		30,671		2,134
Natural Gas Distribution Segment
Natural Gas Distribution segment net income increased $3.0 million (and earnings per share decreased $0.01 per share) primarily reflecting new rates in Washington as a result of a general rate case, which was effective beginning Nov. 1, 2021. Earnings per share was affected by a 2.9 million common share issuance on April 1, 2022.

Margin increased $6.1 million reflecting new rates in Washington and customer growth, which collectively contributed $4.4 million. In addition, margin increased $2.2 million due to higher usage from colder comparative weather, net of the loss from the Oregon gas cost incentive sharing mechanism. Weather was 2% warmer than average weather for the first six months of 2022, compared to 12% warmer than average weather for the same period in 2021.
Operations and maintenance expense increased $6.5 million as a result of higher contractor labor for safety and reliability projects, expenses related to information technology maintenance and support, amortization expense related to cloud-computing arrangements, and professional service fees.

Depreciation and general taxes increased $0.8 million as we continue to invest in our natural gas utility system.

Other income, net increased $3.9 million driven by lower pension costs primarily related to higher returns and lower interest costs.

Other
Other net income decreased $3.8 million (or $0.14 per share) reflecting $3.6 million lower net income from NW Natural's other activities driven by asset management revenues from a February 2021 cold weather event.

February 2021 Winter Weather Event
In February 2021, NW Natural experienced a severe winter storm in its service territory. To meet expected demand, we purchased additional natural gas supplies at higher than anticipated prices. However, our third-party marketer provided incremental asset management revenues, which more than offset the cost of the incremental gas purchases. The effect of these transactions resulted in a net benefit to shareholders of $2.8 million from the combined effect of $4.6 million of asset management revenues reflected in NW Natural's other segment offset by lower utility margin from a $1.8 million of loss on the Oregon gas cost incentive sharing mechanism.

BALANCE SHEET AND CASH FLOWS
During the first six months of 2022, the Company generated $196.6 million in operating cash flows, compared to $194.3 million for the same period in 2021. The Company used $169.7 million in investing activities during the first six months of 2022 primarily for natural gas utility capital expenditures, compared to $127.9 million used in investing activities during the same period in 2021. Net cash used in financing activities was $24.0 million for the first six months of 2022, compared to $73.5 million used in financing activities during the same period in 2021. As of June 30, 2022, NW Natural Holdings held cash of $17.2 million.

2022 GUIDANCE AND LONG-TERM TARGETS
NW Natural Holdings reaffirmed 2022 earnings guidance in the range of $2.45 to $2.65 per share. This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant local, state or federal laws, legislation or regulations. NW Natural Holdings reaffirmed its long-term earnings per share growth rate target of 4% to 6% compounded annually from 2022 through 2027.
DIVIDEND DECLARED
The board of directors of NW Natural Holdings declared a quarterly dividend of 48.25 cents per share on the Company’s common stock. The dividend is payable on Aug. 15, 2022 to shareholders of record on July 29, 2022. The Company's current indicated annual dividend rate is $1.93 per share. Future dividends are subject to board of director discretion and approval.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its second quarter 2022 financial and operating results.

Date and Time:	Thursday, Aug. 4, 2022 8 a.m. PT (11 a.m. ET)
Phone Numbers:	United States 1-844-200-6205 Canada 1-833-950-0062 International 1-929-526-1599 Passcode 452188

The call will also be webcast in a listen-only format for the media and general public and can be accessed at ir.nwnaturalholdings.com. A replay of the conference call will be available on our website and by dialing 1-866-813-9403 (U.S.), 1-226-828-7578 (Canada), and +44-204-525-0658 (international). The replay access code is 931705.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon and has been doing business for over 160 years in the Pacific Northwest. It owns NW Natural Gas Company (NW Natural), NW Natural Water Company (NW Natural Water), NW Natural Renewables Holdings (NW Natural Renewables), and other business interests. We have a longstanding commitment to safety, environmental stewardship and the energy transition, and taking care of our employees and communities.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2.5 million people in more than 140 communities through more than 790,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores. NW Natural owns and operates 21 Bcf of underground gas storage capacity in Oregon.

NW Natural Water provides water distribution and wastewater services to communities throughout the Pacific Northwest and Texas. With all pending acquisitions closed, NW Natural Water will serve nearly 150,000 people through approximately 61,000 connections in five states. Learn more about our water business at nwnaturalwater.com.

Additional information is available at nwnaturalholdings.com.

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: nikki.sparley@nwnatural.com

Media Contact:
David Roy
Phone: 503-610-7157
Email: david.roy@nwnatural.com

Forward-Looking Statements
This press release, and other presentations made by NW Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, expectations, timing, goals, strategies, commitments, future events, investments, timing and amount of capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and timing, approval, completion and integration thereof, the likelihood and success associated with any transaction, utility system and infrastructure investments, system modernization, reliability and resiliency, global, national and local economies, customer and business growth, customer satisfaction ratings, weather, performance and service during weather events, customer rates or rate recovery and the timing and magnitude of potential rate changes and the potential outcome of rate cases, environmental remediation cost recoveries, environmental initiatives, decarbonization and the role of natural gas and the gas delivery system, including decarbonization goals and timelines, energy efficiency measures, use of renewable sources, renewable natural gas purchases, projects, investments and other renewable initiatives and timing, magnitude and completion thereof, unregulated renewable natural gas strategy and initiatives, renewable hydrogen projects or investments and timing, magnitude, approvals and completion thereof, procurement of renewable natural gas or hydrogen for customers, technology and policy innovations, strategic goals and visions, the water and wastewater acquisition and investment strategy and financial effects of water and wastewater acquisitions, diversity, equity and inclusion initiatives, operating plans of third parties, financial results, including estimated income, availability and sources of liquidity, expenses, positions, revenues, returns, cost of capital, timing, and earnings, earnings guidance and estimated future growth rates, dividends, commodity costs and sourcing asset management activities, performance, timing, outcome, or effects of regulatory proceedings or mechanisms or approvals, including OPUC approval of the Oregon general rate case settlements, regulatory prudence reviews, anticipated regulatory actions or filings, accounting treatment of future events, effects of legislation or changes in laws or regulations, effects, extent, severity and duration of COVID-19 and resulting economic disruption, the impact of mitigating factors and other efforts to mitigate risks posed by its spread, ability of our workforce, customers or suppliers to operate or conduct business, COVID-19 financial impact, expenses, cost savings measures and cost recovery including through regulatory deferrals and the timing and magnitude thereof, impact on capital projects, governmental actions and timing thereof, and other statements that are other than statements of historical facts.

Forward-looking statements are based on current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. You are therefore cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
Second Quarter 2022
	Three Months Ended			Six Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	June 30,			June 30,			June 30,
	2022	2021	Change	2022	2021	Change	2022	2021	Change
Operating revenues	$194,960	$148,917	31%	$545,261	$464,863	17%	$940,798	$818,420	15%

Operating expenses:
Cost of gas	79,720	41,193	94	225,308	153,403	47	364,219	266,410	37
Operations and maintenance	53,175	50,047	6	110,660	102,238	8	212,649	189,463	12
Environmental remediation	2,267	1,509	50	6,970	5,286	32	11,622	9,350	24
General taxes	8,989	8,914	1	21,093	20,283	4	39,443	37,093	6
Revenue taxes	8,240	5,671	45	21,600	18,335	18	38,005	32,429	17
Depreciation	28,110	28,144	—	56,539	56,241	1	113,832	109,413	4
Other operating expenses	920	815	13	1,914	1,747	10	4,064	3,969	2
Total operating expenses	181,421	136,293	33	444,084	357,533	24	783,834	648,127	21
Income from operations	13,539	12,624	7	101,177	107,330	(6)	156,964	170,293	(8)
Other income (expense), net	226	(2,597)	(109)	(728)	(6,139)	(88)	(7,148)	(13,468)	(47)
Interest expense, net	11,580	11,028	5	23,102	22,154	4	45,434	42,032	8
Income (loss) before income taxes	2,185	(1,001)	(318)	77,347	79,037	(2)	104,382	114,793	(9)
Income tax expense (benefit)	470	(277)	(270)	19,393	20,244	(4)	26,555	28,871	(8)
Net income (loss) from continuing operations	1,715	(724)	(337)	57,954	58,793	(1)	77,827	85,922	(9)
Income from discontinued operations, net of tax	—	—		—	—		—	7,006	(100)
Net income (loss)	$1,715	$(724)	(337)	$57,954	$58,793	(1)	$77,827	$92,928	(16)

Common shares outstanding:
Average diluted for period	34,352	30,664		32,805	30,671		31,799	30,636
End of period	34,754	30,672		34,754	30,672		34,754	30,672

Per share of common stock information:
Diluted earnings from continuing operations	$0.05	$(0.02)		$1.77	$1.92		$2.45	$2.80
Diluted earnings from discontinued operations, net of tax	—	—		—	—		—	0.23
Diluted earnings	0.05	(0.02)		1.77	1.92		2.45	3.03
Dividends paid per share	0.4825	0.4800		0.9650	0.9600		1.9275	1.9175
Book value, end of period	32.77	30.09		32.77	30.09		32.77	30.09
Market closing price, end of period	53.10	52.52		53.10	52.52		53.10	52.52

Capital structure, end of period:
Common stock equity	47.3%	43.2%		47.3%	43.2%		47.3%	43.2%
Long-term debt	43.4%	42.8%		43.4%	42.8%		43.4%	42.8%
Short-term debt (including current maturities of long-term debt)	9.3%	14.0%		9.3%	14.0%		9.3%	14.0%
Total	100.0%	100.0%		100.0%	100.0%		100.0%	100.0%

Natural Gas Distribution segment operating statistics:
Meters - end of period	790,438	780,279	1.3%	790,438	780,279	1.3%	790,438	780,279	1.3%
Volumes in therms:
Residential and commercial sales	147,447	102,469		441,374	400,291		744,137	690,875
Industrial sales and transportation	121,106	111,245		255,565	244,543		492,743	468,726
Total volumes sold and delivered	268,553	213,714		696,939	644,834		1,236,880	1,159,601
Operating revenues:
Residential and commercial sales	$159,792	$120,360		$474,399	$398,944		$806,249	$695,487
Industrial sales and transportation	19,526	14,093		40,799	31,472		74,626	60,289
Other distribution revenues	409	396		1,016	986		1,737	1,944
Other regulated services	4,907	4,765		9,818	9,550		19,355	18,825
Total operating revenues	184,634	139,614		526,032	440,952		901,967	776,545
Less: Cost of gas	79,776	41,249		225,420	153,515		364,443	266,635
Less: Environmental remediation expense	2,272	1,509		6,970	5,286		11,622	9,350
Less: Revenue taxes	8,208	5,650		21,532	18,305		37,827	32,399
Margin, net	$94,378	$91,206		$272,110	$263,846		$488,075	$468,161
Degree days:
Average (25-year average)	305	305		1,631	1,631		2,692	2,687
Actual	374	182	105%	1,591	1,443	10%	2,526	2,423	4%
Percent colder (warmer) than average weather	23%	(40)%		(2)%	(12)%		(6)%	(10)%

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	June 30,
In thousands	2022	2021
Assets:
Current assets:
Cash and cash equivalents	$17,209	$20,084
Accounts receivable	68,583	60,713
Accrued unbilled revenue	18,060	13,592
Allowance for uncollectible accounts	(1,356)	(3,283)
Regulatory assets	92,803	60,672
Derivative instruments	60,652	46,168
Inventories	65,983	39,024
Income taxes receivable	—	6,000
Other current assets	36,060	30,871
Total current assets	357,994	273,841
Non-current assets:
Property, plant, and equipment	4,129,236	3,849,792
Less: Accumulated depreciation	1,150,555	1,093,863
Total property, plant, and equipment, net	2,978,681	2,755,929
Regulatory assets	301,855	330,710
Derivative instruments	9,121	7,912
Other investments	96,027	77,577
Operating lease right of use asset, net	73,754	76,294
Assets under sales-type leases	136,673	141,408
Goodwill	70,714	69,313
Other non-current assets	75,699	50,516
Total non-current assets	3,742,524	3,509,659
Total assets	$4,100,518	$3,783,500
Liabilities and equity:
Current liabilities:
Short-term debt	$222,700	$240,000
Current maturities of long-term debt	351	60,274
Accounts payable	135,364	97,854
Taxes accrued	11,324	15,143
Interest accrued	7,425	7,425
Regulatory liabilities	97,277	103,210
Derivative instruments	15,918	3,393
Operating lease liabilities	1,315	1,228
Other current liabilities	47,624	43,946
Total current liabilities	539,298	572,473
Long-term debt	1,045,530	915,501
Deferred credits and other non-current liabilities:
Deferred tax liabilities	355,470	325,600
Regulatory liabilities	658,925	645,046
Pension and other postretirement benefit liabilities	162,511	203,854
Derivative instruments	9,475	453
Operating lease liabilities	78,826	80,088
Other non-current liabilities	111,704	117,659
Total deferred credits and other non-current liabilities	1,376,911	1,372,700
Equity:
Common stock	767,826	569,785
Retained earnings	381,963	365,501
Accumulated other comprehensive loss	(11,010)	(12,460)
Total equity	1,138,779	922,826
Total liabilities and equity	$4,100,518	$3,783,500

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Six Months Ended June 30,
In thousands	2022	2021
Operating activities:
Net income	$57,954	$58,793
Adjustments to reconcile net income to cash provided by operations:
Depreciation	56,539	56,241
Regulatory amortization of gas reserves	2,984	7,597
Deferred income taxes	10,659	1,048
Qualified defined benefit pension plan expense	2,882	7,874
Contributions to qualified defined benefit pension plans	—	(9,590)
Deferred environmental expenditures, net	(9,608)	(9,625)
Environmental remediation expense	6,970	5,286
Asset optimization revenue sharing bill credits	(41,102)	(9,053)
Other	9,961	10,663
Changes in assets and liabilities:
Receivables, net	96,453	73,133
Inventories	(8,721)	3,666
Income and other taxes	17,241	21,467
Accounts payable	(13,728)	(17,239)
Deferred gas costs	2,607	(26,962)
Asset optimization revenue sharing	3,929	36,872
Decoupling mechanism	9,669	(6,860)
Other, net	(8,125)	(9,030)
Cash provided by operating activities	196,564	194,281
Investing activities:
Capital expenditures	(167,696)	(130,108)
Acquisitions, net of cash acquired	—	(55)
Proceeds from the sale of assets	345	2,234
Other	(2,336)	46
Cash used in investing activities	(169,687)	(127,883)
Financing activities:
Proceeds from common stock issued, net	174,053	—
Long-term debt issued	692	55,000
Long-term debt retired	—	(35,000)
Proceeds from term loan due within one year	—	100,000
Repayment of commercial paper, maturities greater than three months	—	(195,025)
Changes in other short-term debt, net	(166,800)	30,500
Cash dividend payments on common stock	(30,311)	(27,842)
Other	(1,596)	(1,175)
Cash used in financing activities	(23,962)	(73,542)
Increase (decrease) in cash, cash equivalents and restricted cash	2,915	(7,144)
Cash, cash equivalents and restricted cash, beginning of period	27,120	35,454
Cash, cash equivalents and restricted cash, end of period	$30,035	$28,310

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$22,867	$21,971
Income taxes paid, net of refunds	1,086	7,405

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$17,209	$20,084
Restricted cash included in other current assets	12,826	8,226
Cash, cash equivalents and restricted cash	$30,035	$28,310